Exhibit 99.1

Hut 8 Reports Fourth Quarter and Full Year 2025 Results

Power-first model delivers first AI infrastructure transaction and advances multi-gigawatt growth strategy

8,500 MW1 development pipeline as of December 31, 2025 sets foundation for scalable, repeatable execution in 2026

Earnings Release Highlights

-	Commercialized AI infrastructure at scale, signing a 15-year, 245 MW IT lease with Fluidstack at the River Bend campus, representing $7.0 billion in base-term contract value.
-	Refined portfolio structure and streamlined capital allocation framework through the sale of a 310 MW portfolio of four natural gas-fired power plants, which closed in February 2026, and the launch and public listing of American Bitcoin Corp., a majority-owned Bitcoin accumulation subsidiary.
-	Reduced cost of capital and strengthened financial flexibility through capital formation initiatives including (i) a new $200 million revolving credit facility with Two Prime and the upsizing of the Coinbase revolving credit facility to $200 million, bringing total credit capacity to $400 million at a weighted average cost of capital of 8.5% and (ii) up to 85% loan-to-cost in project-level financing for River Bend, expected to be funded by J.P. Morgan as lead left loan underwriter and loan structurer, and Goldman Sachs & Co. LLC, both of whom are expected to serve as loan underwriters[2].
-	Designed and deployed next-generation data center architecture at Vega, a 205 MW Tier I data center featuring a proprietary, rack-based, direct-to-chip liquid cooling system that enables ASIC compute deployments at densities of up to 180 kilowatts per rack.

MIAMI, FL, February 25, 2026 – Hut 8 Corp. (Nasdaq, TSX: HUT) (“Hut 8” or the “Company”), an energy infrastructure platform integrating power, digital infrastructure, and compute at scale to fuel next-generation, energy-intensive use cases, today reported its financial results for the fourth quarter and full year of 2025.

Asher Genoot, CEO of Hut 8, said: “Over the past two years, we have rebuilt Hut 8 around a power-first strategy centered on high-velocity origination, disciplined greenfield development, first-principles infrastructure design, and capital-efficient execution. In 2025, this work translated into tangible growth and commercial progress across our platform.”

“River Bend demonstrates the strength of our model and our ability to execute with blue-chip counterparties. As AI continues to drive incremental power demand, our focus is on converting this early success into a repeatable development flywheel: advancing projects across our multi-gigawatt pipeline to deliver stable and predictable long-term cash flows supported by creditworthy counterparties.”

“2026 is about execution. We aim to advance River Bend for delivery beginning in Q2 2027 while accelerating conversion across our broader pipeline. With enhanced capital allocation clarity following the carveout of our legacy ASIC compute business and the sale of our 310-megawatt portfolio of power generation assets, we believe we are positioned to scale with greater discipline, compound long-term value for shareholders, and build an enduring, generational business at the intersection of energy and technology.”

2025 Highlights

Power

-	Generated $23.2 million in full-year revenue from Power Generation and Managed Services.

-	Entered into a definitive share purchase agreement to sell the Company’s 310 MW portfolio of natural gas-fired power plants in Ontario (the “Portfolio”) to TransAlta Corporation, concluding a multi-phase program through which Hut 8 stabilized and strengthened the Portfolio following its acquisition out of bankruptcy, including the securing of five-year capacity contracts with the Ontario Independent Electricity System Operator. The Company intends to redeploy capital from the transaction, which closed in February 2026, for general corporate purposes, including the execution of the Company’s data center development pipeline.
-	Announced plans to develop four new sites with more than 1,500 MW of total capacity across the United States, including 330 MW of utility capacity at the Company’s River Bend campus in Louisiana. The expansion positions the Company to meet growing demand from energy-intensive use cases while scaling and diversifying its platform across strategic energy markets.

Digital Infrastructure

-	Generated $9.6 million in full-year revenue from Colocation services. An additional $57.3 million of Colocation revenue, including reimbursements, from the Company’s share of the unconsolidated King Mountain Joint Venture is recognized in the “Equity in earnings of unconsolidated joint venture” line item.
-	Launched a partnership with Anthropic and Fluidstack to accelerate the deployment of hyperscale AI infrastructure in the United States, under which Hut 8 will develop and deliver at least 245 MW and up to 2,295 MW of AI data center infrastructure.
-	Signed a 15-year, $7.0 billion lease with Fluidstack for 245 MW of IT capacity at River Bend, with the lease payments and related pass-through obligations for the base term financially backstopped by Google. The agreement grants Fluidstack a Right of First Offer for up to an additional 1,000 MW of IT capacity at future expansion phases at River Bend, subject to the expansion of power at the site.
-	Energized Vega, a 205 MW data center that commercializes a next-generation Tier 1 form factor for ASIC compute, featuring a proprietary, rack-based, direct-to-chip liquid cooling system designed by Hut 8 to support ASIC deployments at densities of up to 180 kilowatts (“kW”) per rack.

Compute

-	Generated $202.3 million in full-year revenue from ASIC Compute, primarily through the Company’s majority-owned subsidiary, American Bitcoin Corp. (“American Bitcoin”); AI Cloud through the Company’s wholly owned Highrise AI subsidiary; and Traditional Cloud solutions delivered under the Hut 8 Canada brand.
-	Launched and completed the public listing of American Bitcoin, creating a dedicated, majority-owned Bitcoin accumulation vehicle that can scale independently and provide Hut 8 stockholders with long-term exposure to potential Bitcoin upside.

Capital Strategy and Balance Sheet

-	Established a balance sheet and capital structure designed to support disciplined execution across the Company’s development pipeline, providing the financial flexibility to advance projects while maintaining selectivity and capital efficiency. This foundation is supported by: (i) approximately $1.4 billion of cash and Bitcoin held in reserve as of December 31, 2025, including $899.3 million attributable to Hut 8 and $472.6 million attributable to American Bitcoin; (ii) the launch of a $1.0 billion at-the-market (“ATM”) program; (iii) revolving credit facilities with Two Prime and Coinbase with up to $400 million of borrowing capacity at a weighted average cost of capital of 8.5%; and (iv) up to 85% loan-to-cost in project-level financing for River Bend, expected to be funded by J.P. Morgan (NYSE: JPM) as lead left loan underwriter and loan structurer, and Goldman Sachs & Co. LLC (NYSE: GS), both of whom are expected to serve as loan underwriters[2].
-	Deepened institutional alignment, supporting growth in institutional ownership from approximately 55% at year-end 2024 to approximately 70% at year-end 2025.

Development Pipeline

-	Development pipeline totaling 8,500 MW1 as of December 31, 2025, including 5,185 MW of Energy Capacity Under Diligence, 1,755 MW1 of Energy Capacity Under Exclusivity, 1,230 MW of Energy Capacity Under Development, and 330 MW of Energy Capacity Under Construction.

Key Performance Indicators

As of
December 31,
	2025	2024
Energy Capacity Under Diligence	5,185 MW	8,599 MW
Energy Capacity Under Exclusivity	1,755 MW1	2,768 MW
Energy Capacity Under Development	1,230 MW	— MW
Energy Capacity Under Construction	330 MW	205 MW
Energy Capacity Under Management(3)	1,020 MW	815 MW

1.	Excludes 1,000 MW of potential expansion capacity at River Bend (subject to the expansion of power at the site), for which Fluidstack holds a ROFO under the River Bend lease
2.	Subject to the negotiation and execution of definitive transaction agreements and customary closing conditions.
3.	Comprises all Power assets: Power Generation, Managed Services, Digital Infrastructure, ASIC Compute, Traditional Cloud, and non-operational sites

Select Fourth Quarter 2025 Financial Results

Revenue for the three months ended December 31, 2025 was $88.5 million, compared to $31.7 million in the prior year period, and consisted of $5.0 million in Power revenue, $1.6 million in Digital Infrastructure revenue, $81.9 million in Compute revenue, and nil in Other revenue. As American Bitcoin is a consolidated subsidiary, all revenue generated through our Managed Services agreement, ASIC Colocation agreement, and Shared Services agreement with American Bitcoin is eliminated in consolidation.

Net loss for the three months ended December 31, 2025 was $301.8 million, compared to net income of $152.0 million in the prior year period. Net loss for the period included $401.9 million of primarily unrealized losses on digital assets, compared to $308.2 million of primarily unrealized gains on digital assets in the prior year period.

Adjusted EBITDA for the three months ended December 31, 2025 was $(347.8) million, compared to $310.6 million in the prior year period. Adjusted EBITDA for each period includes the impact of the gains and losses on digital assets described above. A reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income, and an explanation of this measure has been provided in the table included below in this press release.

Select Full Year 2025 Financial Results

Revenue for the twelve months ended December 31, 2025 was $235.1 million, compared to $162.4 million in the prior year period, and consisted of $23.2 million in Power revenue, $9.6 million in Digital Infrastructure revenue, $202.3 million in Compute revenue, and nil in Other revenue. As American Bitcoin is a consolidated subsidiary, all revenue generated through our Managed Services agreement, ASIC Colocation agreement, and Shared Services agreement with American Bitcoin is eliminated in consolidation.

Net loss for the twelve months ended December 31, 2025 was $248.0 million, compared to net income of $331.4 million in the prior year period. Net loss for the period included $220.0 million of primarily unrealized losses on digital assets, compared to $509.3 million of primarily unrealized gains on digital assets in the prior year period.

Adjusted EBITDA for the twelve months ended December 31, 2025 was $(135.4) million, compared to $555.7 million in the prior year period. Adjusted EBITDA for each period includes the impact of the primarily unrealized gains and losses on digital assets described above. A reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income, and an explanation of this measure has been provided in the table included below in this press release.

All financial results are reported in U.S. dollars.

Conference Call

The Company will host a conference call and webcast to review the results today at 8:30 a.m. ET. To register for the webcast, use the following link: https://app.webinar.net/DlYvdNZd4aN.

Supplemental Materials and Upcoming Communications

The Company expects to make available on its website materials designed to accompany the discussion of its results, along with certain supplemental financial information and other data. For important news and information regarding the Company, including investor presentations and timing of future investor conferences, visit the Investor Relations section of the Company’s website, hut8.com/investors, and its social media accounts, including on X and LinkedIn. The Company uses its website and social media accounts as primary channels for disclosing key information to its investors, some of which may contain material and previously non-public information.

Analyst Coverage

A full list of Hut 8 Corp. analyst coverage can be found at hut8.com/investors/stock-info/.

About Hut 8

Hut 8 Corp. is an energy infrastructure platform integrating power, digital infrastructure, and compute at scale to fuel next-generation, energy-intensive use cases. We take a power-first, innovation-driven approach to developing, commercializing, and operating the critical infrastructure that underpins the breakthrough technologies of today and tomorrow. Our platform spans 710 megawatts of energy capacity under management, 330 megawatts of energy capacity under construction, and 1,230 megawatts of energy capacity under development across 15 sites in the United States and Canada: five ASIC compute, hosting, and Managed Services sites in Alberta, New York, and Texas; five cloud and colocation data centers in British Columbia and Ontario; one non-operational site in Alberta; one site under construction in Louisiana; and three sites under development across Texas and Illinois. For more information, visit hut8.com and follow us on X at @Hut8Corp.

Cautionary Note Regarding Forward–Looking Information

This press release includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws, respectively (collectively, “forward-looking information”). All information, other than statements of historical facts, included in this press release that address activities, events, or developments that Hut 8 expects or anticipates will or may occur in the future, including statements relating to the Company’s multi-gigawatt growth strategy, ability to achieve scalable and repeatable execution in 2026, advancement of construction of its River Bend site under its lease with Fluidstack including advancement of development at the campus for delivery beginning in Q2 2027, acceleration of conversion across its broader pipeline, ability to scale, ability to compound long-term value for shareholders, ability to build an enduring, generation business at the intersection of energy and technology, plans for the use of proceeds from the sale of the Portfolio, anticipated benefits from its simplified capital allocation framework, expected project-level financing for the River Bend campus led by J.P. Morgan and Goldman Sachs & Co. LLC, 1,000 MW of potential expansion capacity at the Company’s River Bend campus, and the Company’s future business strategy, competitive strengths, expansion, and growth of the business and operations more generally, and other such matters is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “allow”, “believe”, “estimate”, “expect”, “predict”, “can”, “might”, “potential”, “predict”, “is designed to”, “likely,” or similar expressions.

Statements containing forward-looking information are not historical facts, but instead represent management’s expectations, estimates, and projections regarding future events based on certain material factors and assumptions at the time the statement was made. While considered reasonable by Hut 8 as of the date of this press release, such statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking information, including, but not limited to, failure of critical systems; geopolitical, social, economic, and other events and circumstances; competition from current and future competitors; risks related to power requirements; cybersecurity threats and breaches; hazards and operational risks; changes in leasing arrangements; Internet-related disruptions; dependence on key personnel; having a limited operating history; attracting and retaining customers; entering into new offerings or lines of business; price fluctuations and rapidly changing technologies; construction of new data centers, data center expansions, or data center redevelopment; predicting facility requirements; strategic alliances or joint ventures; operating and expanding internationally; failing to grow hashrate; purchasing miners; relying on third-party mining pool service providers; uncertainty in the development and acceptance of the Bitcoin network; Bitcoin halving events; competition from other methods of investing in Bitcoin; concentration of Bitcoin holdings; hedging transactions; potential liquidity constraints; legal, regulatory, governmental, and technological uncertainties; physical risks related to climate change; involvement in legal proceedings; trading volatility; and other risks described from time to time in Company’s filings with the U.S. Securities and Exchange Commission. In particular, see the Company’s recent and upcoming annual and quarterly reports and other continuous disclosure documents, which are available under the Company’s EDGAR profile at www.sec.gov and SEDAR+ profile at www.sedarplus.ca.

Adjusted EBITDA

In addition to our results determined in accordance with GAAP, we rely on Adjusted EBITDA to evaluate our business, measure our performance, and make strategic decisions. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net loss or income, adjusted for impacts of interest expense, income tax benefit or provision, depreciation and amortization, our share of unconsolidated joint venture depreciation and amortization, net of basis adjustments, foreign exchange gain or loss, loss or gain on sale of property and equipment, gain on debt extinguishment, gain or loss on derivatives, gain on other financial liability, gain on warrant liability, gain on bargain purchase, the removal of non-recurring transactions, asset contribution costs, impairment charges, income or loss from discontinued operations, net of taxes, loss attributable to non-controlling interests, and stock-based compensation expense in the period presented. You are encouraged to evaluate each of these adjustments and the reasons our Board and management team consider them appropriate for supplemental analysis.

Our board of directors and management team use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense and income), asset base (such as depreciation and amortization), and other items (such as non-recurring transactions mentioned above) that impact the comparability of financial results from period to period.

Net (loss) income is the GAAP measure most directly comparable to Adjusted EBITDA. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Hut 8 Corp. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in USD thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in USD thousands)	2025	2024	2025	2024
Revenue:
Power	$4,973	$9,949	$23,212	$56,602
Digital Infrastructure	1,641	2,520	9,577	17,482
Compute	81,880	19,225	202,329	80,701
Other	—	—	—	7,600
Total revenue	88,494	31,694	235,118	162,385

Cost of revenue (exclusive of depreciation and amortization shown below):
Cost of revenue – Power	5,387	7,465	20,509	21,538
Cost of revenue – Digital Infrastructure	1,408	2,929	8,891	15,556
Cost of revenue – Compute	28,214	9,919	78,374	44,977
Cost of revenue – Other	—	—	—	4,584
Total cost of revenue	35,009	20,313	107,774	86,655

Operating expenses (income):
Depreciation and amortization	39,749	14,308	101,901	47,773
General and administrative expenses	45,732	18,844	122,807	72,917
Loss (gain) on digital assets	401,878	(308,157)	220,037	(509,337)
Loss (gain) on sale of property and equipment	984	—	4,593	(634)
Impairment – other	—	4,472	—	4,472
Total operating expenses (income)	488,343	(270,533)	449,338	(384,809)
Operating (loss) income	(434,858)	281,914	(321,994)	460,539

Other income (expense):
Foreign exchange gain (loss)	1,803	(4,024)	3,396	(5,000)
Interest expense	(5,592)	(9,563)	(30,073)	(29,794)
Asset contribution costs	—	—	(22,780)	—
Gain on debt extinguishment	—	—	—	5,966
Gain (loss) on derivatives	53,950	(13,143)	61,550	6,780
Gain on other financial liability	235	—	956	—
Gain on warrant liability	358	—	384	—
Gain on bargain purchase	—	3,060	—	3,060
Equity in earnings of unconsolidated joint venture	4,106	1,902	8,727	10,359
Total other income (expense)	54,860	(21,768)	22,160	(8,629)

(Loss) income from continuing operations before taxes	(379,998)	260,146	(299,834)	451,910

Income tax benefit (provision)	78,224	(110,482)	51,836	(113,457)

Net (loss) income from continuing operations	$(301,774)	$149,664	$(247,998)	$338,453

Income (loss) from discontinued operations	—	2,320	—	(7,044)

Net (loss) income	(301,774)	151,984	(247,998)	331,409

Less: Net loss attributable to non-controlling interests	22,093	241	21,849	473
Net (loss) income attributable to Hut 8 Corp.	$(279,681)	$152,225	$(226,149)	$331,882

Net (loss) income	$(301,774)	$151,984	$(247,998)	$331,409
Other comprehensive (loss) income :
Foreign currency translation adjustments	10,536	(46,011)	35,173	(56,390)
Total comprehensive (loss) income	(291,238)	105,973	(212,825)	275,019
Less: Comprehensive loss attributable to non-controlling interest	22,087	387	21,797	549
Comprehensive (loss) income attributable to Hut 8 Corp.	$(269,151)	$106,360	$(191,028)	$275,568

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

Adjusted EBITDA Reconciliation

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(in USD thousands)	2025	2024	2025	2024
Net (loss) income	$(301,774)	$151,984	$(247,998)	$331,409
Interest expense	5,592	9,563	30,073	29,794
Income tax (benefit) provision	(78,224)	110,482	(51,836)	113,457
Depreciation and amortization	39,749	14,308	101,901	47,773
Share of unconsolidated joint venture depreciation and amortization (1)	2,159	3,120	17,641	21,792
Foreign exchange (gain) loss	(1,803)	4,024	(3,396)	5,000
Loss (gain) on sale of property and equipment	984	—	4,593	(634)
Gain on debt extinguishment	—	—	—	(5,966)
(Gain) loss on derivatives	(53,950)	13,143	(61,550)	(6,780)
Gain on other financial liability	(235)	—	(956)	—
Gain on warrant liability	(358)	—	(384)	—
Gain on bargain purchase	—	(3,060)	—	(3,060)
Non-recurring transactions (2)	(15,552)	327	(7,432)	(9,882)
Asset contribution costs	—	—	22,780	—
Impairment – other	—	4,472	—	4,472
(Income) loss from discontinued operations (net of taxes)	—	(2,320)	—	7,044
Loss attributable to non-controlling interest	15,516	241	3,410	473
Stock-based compensation expense	40,050	4,342	57,801	20,783
Adjusted EBITDA	$(347,846)	$310,626	$(135,353)	$555,675

1.

Net of the accretion of fair value differences of depreciable and amortizable assets included in equity in earnings of unconsolidated joint venture in the Consolidated Statements of Operations and Comprehensive Income (Loss) in accordance with ASC 323. See Note 11. Investment in unconsolidated joint venture of the consolidated financial statements included in the Annual Report in Form 10-K for further detail.

2.

Non-recurring transactions for the three months ended December 31, 2025 represent a $17.6 million sales tax refund, partially offset by $1.1 million of American Bitcoin-related transaction costs and approximately $1.0 million of Far North transaction costs. Non-recurring transactions for the three months ended December 31, 2024 represent approximately $0.2M of restructuring costs, and $0.1M of Far North related costs. Non-recurring transactions for the twelve months ended December 31, 2025 represent approximately $8.7 million of American Bitcoin-related transaction costs, approximately $1.1 million of Far North transaction costs, and approximately $0.4 million of restructuring costs, offset by a $17.6 million sales tax refund. Non-recurring transactions for the twelve months ended December 31, 2024 represent approximately $4.0 million of restructuring costs and $1.9 million related to the Far North transaction costs, offset by a $13.5 million contract termination fee received from MARA, and a $2.2 million tax refund.

Contacts

Hut 8 Investor Relations
Sue Ennis
ir@hut8.com

Hut 8 Public Relations
Gautier Lemyze-Young

media@hut8.com